Exhibit 10.30

DTZ JERSEY HOLDINGS LIMITED

FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), is entered into as of __________, 2018 (the “Grant Date”), by and between DTZ Jersey Holdings Limited, company number 11647, registered office – 2nd Floor, The Gallais Building, 54 Bath Street, St. Helier, Jersey, JE1 1FW (the “Company”), and __________, an employee of the Company or one or more of its subsidiaries (“Executive”).

WHEREAS, the Board of Directors of the Company has approved the grant of an equity award in the form of restricted stock units (the “RSUs”) to be settled in limited liability shares of the Company (the “Common Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.          Certain Definitions. For purpose hereof, the following terms shall have the meanings set forth herein:

1.1        “Board” shall mean the Board of Directors of the Company or a designated committee thereof.

1.2        “Cause” shall mean (A) Executive’s dishonesty, fraud, or misrepresentation to the Company (including in each instance used in this definition any subsidiary) or any third party; (B) violation of (or refusal to comply with) the terms of the Company’s offer letter or service agreement with Executive, any material instructions from management or the policies, rules or regulations of the Company, assuming that the Company has tendered Executive no less than ten (10) days written notice specifying the nature of such failure and Executive shall have failed to cure any such deficiency within such ten (10) days, or (C) any conviction of, or plea of guilty or no contest by, Executive of a felony or any crime involving moral turpitude.

(a)        “Change in Control” shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than the Majority Stockholder) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing more than 50% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such securities in any such election; or (iv) the approval by the holders of the outstanding voting power of the Company of a reorganization, merger or consolidation of the Company, unless all or substantially all of such Persons who were beneficial owners of the outstanding shares of

Common Shares immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the Company.

1.3        “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4        “Commercial Real Estate Services” shall mean those services of the type provided by the Company Group, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.

1.5         “Company Group” shall mean, together and each individually, the Company or any of its affiliates.

1.6        “Employment” shall mean employment or other service relationship with the Company Group. “Employed” shall have the correlative meaning.

1.7        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.8        “Good Reason” shall mean, when used in connection with the termination of Executive’s Employment, without Executive’s consent: (i) any material diminution in Executive’s authority or responsibilities, other than a change in Executive’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) any material reduction in Executive’s base salary, other than across the board reductions to the base salary of similarly situated employees of the Company or its subsidiaries, or (iii) a requirement by the Company that Executive relocate more than fifty (50) miles from Executive’s primary place of employment as of the Grant Date; provided, that Good Reason shall not occur unless (x) Executive shall have given a detailed written notice to the Company of any circumstances believed by Executive to constitute Good Reason within sixty (60) days of the occurrence of such circumstances, and (y) the Company shall have failed to cure such circumstances within thirty (30) days following receipt of such notice. If the Company so effects a cure, the notice of Good Reason shall be deemed rescinded and of no force or effect.

1.9        “Initial Majority Stockholder Shares” shall mean the shares of Common Shares held by the Majority Stockholder as of September 1, 2015 and at any time thereafter, and shall include any stock, securities or other property or interests received by the Majority Stockholder in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

1.10        “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A under the Securities Act, (iii) a registration on Form S-4 or any successor form or (iv) a registration on Form S-8 or any successor form) filed to register at least twenty percent (20%) of the total then-outstanding Common Shares under the Securities Act.

1.11         “Liquidity Event” shall occur on the date of (i) a transaction, which when aggregated, if applicable, with any other prior transaction (whether or not related) results in the cumulative sale, transfer or other disposition of 70% of the Initial Majority Stockholder Shares and with respect to which the Majority Stockholder has received only cash; or (ii) any other transaction or series of transactions (whether or not related) determined by the Board, in its sole discretion, to constitute a “Liquidity Event.”

1.12        “Majority Stockholder” shall mean, collectively or individually as the context requires, TPG Asia VI SF Pte. Ltd, PAGAC Drone Holding I LP, and 2339532 Ontario Ltd and/or their respective Affiliates, for so long as such Person is (i) prior to an Initial Public Offering, subject to the rights and obligations of the First Amended and Restated Agreement of Limited Partnership of DTZ Investment Holdings L.P., as such may be amended from time to time in accordance with its terms, and/or the rights and obligations of the First Amended and Restated Limited Liability Partnership Agreement of DTZ Investment Holdings GenPar LLP, as such may be amended from time to time in accordance with its terms (the “GenPar LPA”); or (ii) from and after an Initial Public Offering, subject to any orderly market sell-down provision, or any other trading restriction, contained in the Coordination Agreement (as defined in the GenPar LPA) and provided such Person has agreed to be bound by, and adhere to, the governance arrangements of the Partnership or, if applicable, the IPO Company (each as defined in the GenPar LPA) contemplated by the Coordination Agreement.

1.13        “MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash (without double counting) received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the Majority Stockholder, in respect of the Initial Majority Stockholder Shares sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (ii) the aggregate purchase price paid by the Majority Stockholder for such Initial Majority Stockholder Shares.

1.14        “Nominee Agreement” shall mean the shareholder nominee agreement required by the Company to be signed by Executive in connection with Executive’s ownership of, interest in or holding of Common Shares, in such form as is reasonably acceptable to the Company.

1.15        “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

1.16        “Securities Act” shall mean the Securities Act of 1933, as amended.

1.17        “Shareholder Agreements” shall mean the Stockholders’ Agreement and the Nominee Agreement.

1.18        “Stockholders’ Agreement” shall mean the DTZ Jersey Holdings Limited Management Stockholders’ Agreement.

2.        Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to Executive the right to receive RSUs in respect of _________ Common Shares. Each RSU is the right to receive one Common Share.

3.        Rights as a Stockholder. Executive shall not have any beneficial ownership in the Common Shares underlying the RSUs until the Common Shares are delivered as provided in Section 6, at which time Executive shall have all the rights and privileges of a holder of Common Shares, subject to the Shareholder Agreements. Until the Settlement Date, the grant of RSUs shall represent an unsecured promise to deliver Common Shares on a future date.

4.        Effect of Certain Changes. Except as expressly set forth herein, the RSUs that have not yet vested will be forfeited in the event that Executive’s Employment terminates for any reason. All RSUs, vested and unvested, will be forfeited in the event Executive engages in conduct that constitutes Cause or violates any restrictive covenants to which Executive is subject.

5.            Vesting.

5.1        Time-Based RSUs. 66.67% of the RSUs (the “Time-Based RSUs”) will vest in four (4) substantially equal installments on each of the first four (4) anniversaries of _________, subject to Executive continuing to provide services to the Company through such vesting date; provided, that if Executive’s Employment is terminated by the Company Group without Cause or by the Executive for Good Reason within the (3) month period prior to, or the two-year period following, a Change in Control, the Time-Based RSUs will vest as of such termination.

5.2        Performance-Based RSUs. 33.33% of the RSUs (the “Performance-Based RSUs”) will vest on the occurrence of a Liquidity Event at any time during the term of the Executive’s Employment in which the Majority Stockholder realizes an MoM that is at least 2.0; subject in all cases to the Executive’s continued Employment through such Liquidity Event.

5.3        Any portion of the RSUs that does not vest in accordance with this Section 5 including, with respect to the Performance-Based RSUs, for which the Board determines from time to time, acting in good faith, that the vesting criteria set forth in Section 5.2 cannot be satisfied, shall be automatically forfeited by Executive.

6.            Settlement.

6.1        Settlement Date. The vested RSUs will be settled in Common Shares no later than thirty (30) days following the earlier to occur of (a) a qualifying change in the ownership or effective control or a change of ownership of a substantial portion of the assets under Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulations Section 1.409A-3(i)(5) and (b) Executive’s separation from service as defined in U.S. Treasury Regulations Section 1.409A-1(h).

6.2        Conditions to Settlement. On or before the transfer of any Common Shares in settlement of vested RSUs and as a condition to Executive’s right to receive any Common Shares, Executive shall be required to agree in writing to be bound by the Shareholder

Agreements to the extent (i) Executive is not so bound already and (ii) such agreement by its terms would have operative effect.

7.            Adjustment.

7.1        Increase or Decrease in Issued Common Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of Common Shares, or any other increase or decrease in the number of such Common Shares effected without receipt of consideration by the Company, the Board shall make such equitable adjustments as the Board considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Common Shares subject to grant under this Agreement.

7.2        Certain Mergers. In the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Common Shares receive securities of another corporation), the RSUs outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Common Shares subject to any such RSUs would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Common Shares and are not entitled to any additional or other consideration, the RSUs shall not be affected by such transaction).

7.3        Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Common Shares receive securities of another corporation and/or other property, including cash, the Board shall, in its sole discretion, (a) have the power to provide for the exchange of each RSU outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Common Shares underlying such RSUs are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding RSUs (whether or not vested) and in full consideration of such cancellation pay to Executive an amount in cash, with respect to each underlying Common Share, equal to the value, as determined by the Board in its sole discretion of securities and/or property (including cash) received by such holders of Common Shares as a result of such event, as the Board may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4        Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Board shall, in its discretion exercised in good faith, make such equitable adjustments in the number and kind of Common Shares or other securities subject to the RSUs outstanding on the date on which such change occurs as the Board may consider appropriate to prevent dilution or enlargement of rights.

7.5        No Other Rights. Except as expressly provided herein, Executive shall not have any rights by reason of (i) any subdivision or consolidation of Common Shares, (ii) the payment of any dividend, or any increase or decrease in the number of Common Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company. No issuance by the Company of any Common Shares or securities convertible into Common Shares, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Common Shares subject to the RSUs.

8.            Withholding of Taxes. The Company and its subsidiaries will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to Executive or alternatively to require Executive to remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy, any federal, state, or local taxes of any kind required by law to be withheld with respect to the RSUs and any payments, distributions and property transferred under this Agreement, if any.

9.            Restrictive Covenants.

9.1        Non-Compete; Non-Solicit. Executive agrees that Executive shall not, directly or indirectly, during Executive’s Employment and for the twelve (12) month period following the termination of Executive’s Employment, (i) become an employee, director, or independent contractor of, or a consultant to, or perform any services for or on behalf of, any Person who derives or reasonably expects to derive, based upon a preponderance of facts and circumstances, more than 20% of its revenue from one or more Commercial Real Estate Services (a “Competing Business”), or (ii) solicit (including any communication of any kind, regardless of by whom it is initiated) or hire or attempt to solicit or hire (A) any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the Company Group such customer’s or supplier’s relationship with the Company Group, or (B) any employee or individual who was a service provider within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her Employment with the Company Group; provided that Executive’s employer’s or business organization’s conducting general advertising for employees shall not in and of itself be a violation of this clause (B).

9.2        Non-Disparagement. During Executive’s Employment and thereafter, Executive agrees that Executive will not, directly or indirectly, disparage (i) the Company Group, (ii) any employee, officer, shareholder or director of the Company Group, or (iii) the business or properties or assets of the Company Group. Notwithstanding the foregoing, nothing herein shall preclude Executive from making truthful statements or disclosures that are required by applicable laws or legal process.

9.3        Confidential Information.

(a)        Executive acknowledges and agrees that all information regarding the Company Group or the activity of any member of the Company Group that is not generally known by the public or to persons not employed by the Company Group, including without limitation information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Confidential Information shall not mean information (i) which has been voluntarily disclosed to the public by the Company Group, except where such public disclosure has been made by Executive without authorization from the Company, (ii) which has been independently developed and disclosed by others, (iii) in Executive’s possession or known to Executive prior to Executive’s Employment and not as a result of disclosure by the Company Group, or (iv) which has otherwise entered the public domain through lawful means. Executive further acknowledges and agrees that by virtue of Executive’s Employment with the Company, Executive has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the term of Executive’s Employment and at all times thereafter, Executive will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of Executive’s Employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which Executive may then possess or have under his or her control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

(b)        Notwithstanding anything herein or in any other agreement with or policy of the Company to which Executive is or was subject, nothing herein or therein shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i); provided, however, that Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

9.4        Intellectual Property

      (a)        If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s Employment and within the scope of such Employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

      (b)        Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

      (c)        Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company Group may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

9.5        Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (i) reasonable given Executive’s role with the Company Group, and are necessary to protect the interests of the Company Group and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 9 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group may be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

10.        No Guarantee of Employment. Nothing set forth herein shall (i) confer upon Executive any right of continued Employment, (ii) entitle Executive to remuneration or benefits, or (iii) interfere with or limit in any way the right of the Company Group to terminate Executive’s Employment.

11.        Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	DTZ Jersey Holdings Limited
Second Floor, Stirling Square 5-7 Carlton Gardens
London, SW1Y 5AD, United Kingdom
Attention: General Counsel and 225 West Wacker Drive, Suite 3000
Chicago, Illinois 60606
United States
Attention: Global Head of Compensation

With a copy to:	Caroline F. Hayday
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2005

If to Executive, to the most recent address shown on the records of the Company

12.        Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of law principles.

13.        Clawback Policies. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled according to the parties’ agreement, or as required by law, the Company’s written policy as may be in effect from time to time or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

14.        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

15.        Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and to the maximum extent permitted, shall be interpreted accordingly. Notwithstanding any provision herein to the contrary, the Board may, in its sole discretion, change the form and timing of any distribution or otherwise modify the terms of this Agreement in order to comply with applicable law, including, without limitation, in order to avoid adverse tax treatment to Executive under Section 409A of the Code.

16.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Executive has hereunto signed this Agreement on his or her own behalf, thereby representing that Executive has carefully read and understands this Agreement as of the day and year first written above.

DTZ JERSEY HOLDINGS LIMITED

By: Scott Fuller
Title: SVP, HR

EXECUTIVE

Name: